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                           CERTIFICATE OF AMENDMENT
                                    OF THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                          APPLIED MICROBIOLOGY, INC.

      (Pursuant to Sections 502 and 805 of the Business Corporation Law)

     1. The name of the corporation is Applied Microbiology, Inc. The name under which it was formed is Applied Microbiology, Inc.

     2. The date its certificate of incorporation was filed by the Department of State is June 29, 1983.

     3. The certificate of incorporation is hereby amended by the addition of the following new Article Fifteenth, which states the number, designation, relative rights, preferences, and limitations which have been fixed by resolution of the corporation's board of directors for shares of the 1992 Redeemable Preferred Stock:

     "ARTICLE Fifteenth: There is hereby created a series of the Preferred Stock of this corporation to consist of 1,000 shares of Preferred
     Stock $.01 par value per share, which this corporation now has authority to issue.

     Section 1. Designation and Amount. The shares of such series shall be designated as "Series C Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be 1,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Preferred Stock.

     Section 2. Rank. The Series C Preferred Stock shall rank: (1) prior to all of the Corporation's Common Stock, par value $.005 per share ("Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series C Convertible Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions"), and (iv) junior to the 1992 Preferred Stock and any class or series of capital stock of the Corporation which is hereafter created and is not specifically ranked junior to or in parity with the Series C Preferred Stock.

     Section 3. Dividends. The Series C Preferred Stock will bear no dividends, and the holders of the Series C Preferred Stock shall not be entitled to receive dividends on the Series C Preferred Stock.


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     Section 4.   Liquidation Preference.

             (a) In the event of any liquidation, dissolution of winding up of the Corporation, either voluntary or involuntary, the holders of each share of Series C Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Corporation's Certificate of Incorporation or any certificate of designation of preferences, and prior and in preference to any distribution to Junior Securities but in parity with any distribution of Parity Securities, an amount per share equal to the sum of (i) $10,000 for each such share of Series C Preferred Stock (the "Original Series C Issue Price") and (ii) an amount equal to 8% of the Original Series C Issue Price per annum for the period that has passed since the date of issuance of such share (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock and Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series C Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series C Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation's Certificate of Incorporation and any certificate of designation of preferences.

             (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Corporation, they shall be distributed to holders of Parity Securities (unless holders of Parity Securities have received distributions pursuant to subsection (a) above) and Junior Securities in accordance with the Corporation's Certificate of Incorporation including any duly adopted certificate(s) of designation of preferences.

              (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4, but shall instead be treated pursuant to Section 7 hereof.

     Section 5. Conversion and Registration. The record Holders of this Series C Preferred Stock shall have converison rights as follows (the "Conversion Rights"):

              (a) Right to Convert. The record Holder of this Series C Preferred Stock shall be entitled, at the times and in the amounts set forth below, and, subject to the Company's right of redemption set forth in Section 6(a), at the office of the Company or any transfer agent for the Series C Preferred Stock, to convert portions of the aggregate number of shares of Series C Preferred Stock held by such Holder into that number of fully-paid and non-assessable shares of the $.005 par value common stock of the Company (the

"Common Stock") at the Converison Rate as set forth below. The number of shares of Common Stock into which this Series C Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate" for such Series C Preferred Stock. The record Holder of this Series C Preferred Stock shall be entitled, at the option of the Holder, subject to the Company's right of redemption set forth in Section 6(a), to convert such Preferred Stock as follows:

     I. one-third (the "First 1/3") of the shares of Series C Preferred Stock issued to such Holder is convertible, pursuant to the Registration Statement, at any time beginning on the later of (i) 45 days following the date of the Last Closing and (ii) the date upon which the Registration Statement becomes effective (the "Registration Effective Date"), but is in any event convertible, pursuant to Regulation S and applicable exemptions, at any time beginning 90 days following the date of the Last Closing if the Registration Statement has not yet become effective, and

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     II. an additional one-third (the "Second 1/3") of the shares of Series C
     Preferred Stock issued to such Holder is convertible, pursuant to the Registration Statement, at any time beginning on the later of (i) 75 days following the date of the Last Closing and (ii) the Registration Effective Date, but is in any event convertible, pursuant to Regulation S and applicable exemptions, at any time beginning 90 days following the date of the Last Closing if the Registration Statement has not yet become effective, and

     III. all remaining shares (the "Final 1/3") of Series C Preferred Stock issued to such Holder are convertible at any time beginning 90 days following the date of the Last Closing, pursuant to the Registration Statement, if it has become effective, or pursuant to Regulation S and applicable exemptions, if the Registration Statement has not become effective.

     The shares shall be convertible at the office of the Company or any transfer agent for the Series C Preferred Stock, into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the following formula:

     Number of shares issued upon conversion of one share of Preferred Stock

    [(.08)(N/365)(10,000)]+10,000+Late Registration Penalty (if applicable)
   =  ---------------------------------------------------------------------
                               Conversion Price

       o N = the number of days between (i) the date that, in connection with the consummation of the initial purchase by Subscriber of shares of shares of Series C Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the shares of Series C Preferred Stock for which conversion is being elected, and (ii) the applicable date of conversion for the Series C Preferred Stock for which conversion is being elected (the "Date of Conversion"), and

       o Conversion Price = the lesser of (x) the Closing Bid Price, as that term is defined below, on October 13, 1995 (the "Fixed Conversion Price"), or (y) 85% of the average Closing Bid Price, as that term is defined below, of the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion, as defined below.
       For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price of the Company's Common Stock as reported by Nasdaq (or, if not reported by Nasdaq, as reported by such other exchange or market where traded).

       o Late Registration Penalty

       = (1/3x[.025x(A/30)x$10,000]) + (1/3x[.025x(B/30)x$10,000]), where

           - A (the number of days registration is late for the First 1/3 of shares of Series C Preferred Stock issued to Holder) equals the number of days between (i) the 45th day following the date of the Last Closing, and (ii) the date that the Registration Effective Date, but in no event shall the value of A exceed 45.
           and

           - B (the number of days registration is late for the Second 1/3 of shares of Series C Preferred Stock issued to Holder) equals the number of days between (i) the 75th day following the date of the Last Closing, and (ii) the Registration Effective Date, but in no event shall the value of B exceed 15.

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              (b)   Mechanics of Conversion. No fractional shares of Common
Stock shall be issued upon conversion of this Series C Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall pay cash to such Holder in an amount equal to such fraction multiplied by the Conversion Price then in effect. In the case of a dispute as to the calculation of the Conversion Rate, the Company's calculation shall be deemed conclusive absent manifest error. In order to convert Series C Preferred Stock into full shares of Common Stock, the Holder shall surrender the certificate or certificates therefor, duly endorsed, by either overnight courier or 2-day courier, to the office of the Company or of any transfer agent for the Series C Preferred Stock, and shall give written notice ("Notice of Conversion") to the Company at such office that he elects to convert the same, the number of shares of Series C Preferred Stock so converted and a calculation of the Conversion Rate (with an advance copy of the certificate(s) and the notice by facsimile); provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such Series C Preferred Stock are delivered to the Company or its transfer agent as provided above, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

     The Company shall use reasonable efforts to issue and deliver within three
(3) business days after delivery to the Company of such certificates, or after such agreement and indemnification, to such Holder of Series C Preferred Stock at the address of the Holder on the books of the Company, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company before midnight, New York City time, on the Date of Conversion and (ii) that the stock certificates (the "Preferred Stock Certificates") representing the Series C Preferred Stock to be converted are received by the transfer agent or the Company within five business days thereafter. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original Preferred Stock Certificates to be converted are not received by the transfer agent or the Company within five business days after the Date of Conversion, the Notice of Conversion shall become null and void.

              (c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

              (d) Automatic Conversion. Each share of Series C Preferred Stock outstanding on October 13 1998 automatically shall be converted into Common Stock on each date at the Conversion Price then in effect and October 13, 1998 shall be deemed the Date of Conversion with respect to such Conversion.

              (e)   Adjustment to Fixed Conversion Price.

                     (i) If, prior to the conversion of all of the Series C Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

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                     (ii) If, prior to the conversion of all Series C Preferred
Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event at a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the Holders of Series C Preferred Stock shall thereafter have the right to purchase and receive upon conversion of Series C Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Series C Preferred Stock held by such Holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series C Preferred Stock to the end that has provisions hereof (including, without limitation, provisions for adjustment of the Fixed Conversion Price and of the number of shares issuable upon conversion of the Series C Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 3(e) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Holders of the Series C Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the Holders of the Series C Preferred Stock may be entitled to purchase.

                     (iii) If any adjustment under this Section 5(e) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

     As used herein, the term "Registration Statement" shall mean a shelf registration statement for the Common Stock under the Securities Act of 1933 and the term "Last Closing" shall mean the date of the last closing for the sale by the Company of any Series C Preferred Stock.

     Section 6.   Redemption by Company.

              (a) Company's Right to Redeem. The Company shall have the right, in its sole discretion, upon receipt of a Notice of Conversion pursuant to
Section 5, to redeem in whole or in part any Series C Preferred Stock submitted for conversion, immediately prior to conversion. If the Company elects to redeem some, but not all, of the Series C Preferred Stock submitted for conversion, the Company shall redeem from among the Series C Preferred Stock submitted by the various shareholders for conversion on the applicable date, a pro-rata amount from each shareholder so submitting Series C Preferred Stock for conversion.

              (b) Mechanics of Redemption. The Company shall effect each such redemption by giving notice of its election to redeem, by facsimile within 1 business day following receipt of a Notice of Conversion from a Holder, with a copy by 2-day courier, to (A) the Holder of Series C Preferred Stock submitted for conversion at the address and facsimile number of such Holder appearing in the Company's register for the Series C Preferred Stock and (B) the Company's Transfer Agent. Such redemption notice shall indicate whether the Company will redeem all or part of the Series C Preferred Stock submitted for conversion and the applicable redemption price. The Company shall not be entitled to send any notice of redemption and begin the redemption procedure unless it has (i) the full amount of the redemption price, in cash, available in a demand or other immediately available account in a bank or similar financial institution or (ii) immediately available credit facilities, in the full amount of the redemption price, with a bank or similar financial instititution on the date the redemption notice is sent to shareholders.


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     The redemption price per share of the Series C Preferred Stock shall be calculated in accordance with the following formula:

                                       Late          Closing Bid price on
[[(.08)(N/365) (10,000)] + 10,000 + Registration ] x  Date of Conversion
                                      Penalty       -----------------------
                                                       Conversion Price

          For the purposes of the above formula "N", "Closing Bid Price", "Conversion Price" and "Late Registration Penalty" shall have the meanings set forth in Section 5.

The redemption price shall be paid to the Holder of Series C Preferred Stock redeemed within 10 business days of the delivery of the notice of such redemption to such Holder; provided, however, that the Company shall not be obligated to deliver any portion of such redemption price unless either the certificates evidencing the Series C Preferred Stock redeemed are delivered to the Company or its transfer agent as provided in Section 4(b), or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.



     Section 7. Corporate Change. The Closing Bid Price used to determine the Conversion Price shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Corporation, any stock dividend, stock split or share combination of the Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Company (a "Corporate Change") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Company's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), this Series C Preferred Stock shall be assumed by the acquiring entity and thereafter this Series C Preferred Stock shall be convertible into such class and type of securities as the Holder would have received had the Holder converted this Series C Preferred Stock immediately prior to such Corporate Change.

     Section 8. Voting Rights. Except as otherwise provided by law, the holders of the Series C Preferred Stock shall have no voting power whatsoever, and no holder of Series C Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.


     To the extent that under New York law the vote of the holders of the Series

C Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series C Preferred Stock shall constitute the approval of such action by the class. To the extent that under New York law the holders of the Series C Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series C Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

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     Section 9.   Protective Provisions. So long as shares of Series C Preferred
Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred
Stock-alter or change the rights, preferences or privileges of the shares of Series C Preferred or any Senior Securities so as to affect adversely the Series C Preferred Stock.

     Section 10. Status of Redeemed or Converted Stock. In the event any shares of Series C Preferred Stock shall be redeemed or converted pursuant to
Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series C Preferred Stock.

     Section 11. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with dividend and/or liquidation preferences equal to or greater than the dividend and liquidation preferences of the Series C Preferred Stock."

                          [intentionally left blank]

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     4. This amendment was adopted by the Board of Directors under the authority of Sections 502 and 708(b) of the Business Corporation law.

     IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under penalties of perjury this 18th day of October, 1995.

                                              /s/ Stephen Benoit
                                   ------------------------------------------
                                          Stephen Benoit, Vice President

                                              /s/ Benjamin T. Sporn
                                   ------------------------------------------

                                           Benjamin T. Sporn, Secretary